Exhibit 10.15(b)


                              CONSULTING AGREEMENT

     THIS AGREEMENT, made on May 21, 1997 and effective as of the 1st day of July, 1997, by and between MALLINCKRODT INC., a New York corporation ("Mallinckrodt"), with principal offices at 7733 Forsyth Boulevard, St. Louis, MO 63105, and ROBERT G. MOUSSA ("Consultant" or "Moussa"), residing at 16191 Wilson Manor Drive, Chesterfield, Missouri 63005.

     WHEREAS, Consultant is an expert in the area of international medical marketing and development and has been instrumental as an executive employee of Mallinckrodt in developing these markets for a number of years; and

     WHEREAS, Mallinckrodt and Moussa are interested in establishing a consulting relationship for a period of twenty (20) months following Moussa's resignation from executive employment on June 30, 1997 to provide such consulting services to Mallinckrodt under the terms and conditions set forth in this Agreement; and

     WHEREAS, Mallinckrodt and Moussa have entered into an Agreement (hereinafter the "Termination Agreement") governing the terms and conditions of Moussa's resignation from executive employment and release of any and all claims which may have arisen as a result of his executive employment or resignation therefrom;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements hereinafter contained, the parties hereby mutually agree as follows:

1. This Agreement shall commence on July 1,1997, and continue for a period of twenty (20) months thereafter, ending on February 28, 1999 (the "Term").

     Mallinckrodt's obligation to Consultant and Consultant's obligation to Mallinckrodt shall terminate prior to February 28, 1999, only in the event of Consultant's death or, if Mallinckrodt determines that Consultant is in default of any of his obligations under this Agreement or the Termination Agreement between Mallinckrodt and Consultant or is guilty of wilful misconduct or gross negligence in the performance of his consulting services.

2. During the Term, Consultant shall serve as a consultant for Mallinckrodt in connection with projects and assignments specifically given to Consultant by Mr. C. R. Holman as Chairman and Chief Executive Officer of Mallinckrodt or his designee, as mutually agreeable to Mallinckrodt and Moussa as to both substantive content and as to commitment of time and resources by Moussa.

3. In consideration for the consulting services to be provided by Consultant hereunder and the confidentiality covenant set forth in Paragraph 6, in addition to those expenses set forth in Paragraph 4 of this Agreement, Mallinckrodt shall pay as a consulting fee to Moussa the sum of Fifteen Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($15,333.33) on a twice per month basis commencing on or about July 15, 1997 and continuing through February 28, 1999 in exchange for his providing any services as needed or requested pursuant to this Agreement between Mallinckrodt and Moussa. Moussa understands and agrees that if he secures new employment during this twenty (20) month consultancy period, the Term shall not be shortened or otherwise affected and Mallinckrodt agrees it shall represent to any such new employer that the consulting agreement will not conflict with the new employment. All payments under this Agreement shall be paid to Moussa in accordance with Mallinckrodt's regular payroll schedule for its salaried employees and Mallinckrodt shall withhold any and all payroll taxes which it determines to be appropriate, if any.

     Mallinckrodt will continue to provide secretarial services and voice and phone mail and E-mail services to Moussa during this twenty
(20) month consultancy period.

     Further, Mallinckrodt will continue to provide to Moussa, subject to the terms and conditions of the applicable employee benefit plans, including executive benefit plans, all employee and executive benefits to which he was entitled as an employee of Mallinckrodt through the twenty (20) month consultancy agreement period except that all such benefits entitlements shall cease immediately if Moussa commences new employment of any type with any person or entity before the date of conclusion of the twenty (20) month consultancy agreement. So long as Moussa continues to receive these executive benefits, he will be required to provide all contributions and/or deductions customarily required of all other executive employees in accordance with the terms of the plans, as currently in effect or as may be subsequently implemented by Mallinckrodt, and authorizes deduction of all required contributions for these coverages from any payments provided pursuant to this Paragraph. At the conclusion of the Term, COBRA Continuation Coverage shall be made available to Moussa thereafter for eighteen (18) months at the cost of 102% of coverage contributions, in accordance with the terms of the Mallinckrodt health care plan which covered Moussa at the end of the Term. At the conclusion of the Term, Moussa shall be entitled to convert the basic life insurance coverage to his ownership pursuant to and in accordance with the terms and conditions of the basic life insurance policy agreement. Moussa agrees and acknowledges that he shall have no entitlement to participate in and accrue benefits under the Mallinckrodt Inc. Retirement Plan, Investment Plan for Employees of Mallinckrodt Inc., the Supplemental Benefit Plan for Participants in the Mallinckrodt Inc. Retirement Plan, the Supplemental Executive Retirement Plan of Mallinckrodt Inc. or any other retirement plan maintained by Mallinckrodt or its affiliate after June 30, 1997 and specifically waives any rights to participate in those plans after
June 30, 1997.

4. If Moussa incurs any out-of-pocket expenses in the rendition of services under this Agreement, Mallinckrodt shall reimburse Consultant for the amounts of such reasonable out-of pocket travel costs and expenses actually incurred by Moussa. Payment for such costs and expenses shall be made within fifteen (15) days following receipt by Mallinckrodt of a written statement detailing such costs and expenses which will be supported by accurate documentation upon approval thereof by C.R. Holman.

5. Consultant represents and warrants to Mallinckrodt that he has the right to enter into this Agreement without breaching or violating any fiduciary, contractual or statutory obligations owed to a third party. Consultant shall cooperate and work with Mallinckrodt in connection with his activities under this Agreement and shall keep Mallinckrodt informed of his activities as may be required by Mallinckrodt.

6. Consultant shall not, unless expressly authorized by Mallinckrodt to do so, either during or after completion of his services hereunder, disclose to any third party, use or publish information which is secret or confidential to Mallinckrodt. Such information, it is understood, includes, but is not limited-to, knowledge and data relating to processes, products, machines, compounds and compositions, formulae, research efforts, business plans and marketing, sales, financial, customer and supplier information and any other information originated, owned, controlled or possessed by Mallinckrodt or any of its subsidiaries regarding its businesses. Consultant shall consider information originated, owned, controlled or possessed by Mallinckrodt or any of its subsidiaries, which is not disclosed in printed publications stated to be available for distribution outside Mallinckrodt, as being secret and confidential to Mallinckrodt or its subsidiaries. In instances wherein doubt exists in Consultant's mind as to whether information is secret or confidential to Mallinckrodt or any of its subsidiaries, Consultant shall request an opinion, in writing, from Mallinckrodt's General Counsel. Items (including, but not limited to, products, data sheets, reports, memoranda, notes, records, plots, sketches, plans and other tangible items) which are in the possession of Consultant or to which he is given access as a result of his contacts and services with Mallinckrodt or its subsidiaries shall, at all times, be recognized as the exclusive property of Mallinckrodt. At no time, without express authorization from Mallinckrodt, shall Consultant make such items available to third parties and, upon termination or expiration of Consultant's Agreement with Mallinckrodt, Consultant shall deliver promptly to Mallinckrodt any such items (including copies thereof) which are in his possession.

7. The fees to be paid to Consultant pursuant to Paragraphs 3 and 4 of this Agreement shall be full consideration and compensation for Consultant's services and for the confidentiality and obligations of Consultant to Mallinckrodt hereunder.

8. Consultant shall be regarded as an independent contractor in all matters pertaining to services performed by Consultant hereunder, and
(a) Consultant shall have no authority to assume, create or incur any liability or any obligation of any kind (express or implied) against or on behalf of Mallinckrodt or any of its subsidiaries, and (b) Mallinckrodt shall defend, indemnify and hold harmless Consultant from and against any claims, damages, injuries loss and expense, including reasonable attorneys' fees incurred by Consultant or made or asserted against Consultant by any third party or foreign power or government in connection with, relating to or arising out of the consulting services provided hereunder, except in the case of gross negligence or wilful misconduct of Consultant, (c) Consultant agrees to obtain the appropriate federal identification number, if applicable, shall be responsible for all gross receipts, income, social security and other state and federal taxes for fees he is paid under this Agreement and Consultant agrees to provide to Mallinckrodt such proof as it determines is appropriate that such taxes have been paid and acknowledges that he will not be treated as an employee for income, employment tax or other purposes, (d) Consultant shall not be under the specific direction of Mallinckrodt in the performance of his services, (e) Consultant shall be under no obligation to work any specific number of hours or at any specific place except as mutually agreed with Mallinckrodt, (f) Consultant retains the right to render similar services for any other person or entity, (g) Mallinckrodt agrees that it shall not have the right to control the details, manner or means by which Consultant performs his services, (h) Consultant agrees to secure any licenses or permits necessary for him to render services hereunder, and (i) Consultant shall provide his own supplies, facilities and such assistants as he determines is necessary to perform consulting services under this Agreement.

9. This Agreement shall be construed according to the laws of the State of Missouri. This Agreement may only be amended in writing which is agreed to by both of the Parties hereto.

10. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to the law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, governmental regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements.

11. Should it be determined by a Court of law that Moussa has breached any term of this Agreement, all remaining payments payable by Mallinckrodt under this Agreement will cease, and Mallinckrodt shall be excused from performance of any and all other obligations contained in this Agreement. The cessation of future payments shall not preclude Mallinckrodt from requesting all other remedies, either at law or equity, including injunctive relief or otherwise preclude a court of competent jurisdiction from awarding any other remedy, either at law or equity, including, but not limited to, restitution, court costs and attorneys' fees. The parties further agree that the amounts to be paid to Moussa pursuant to this Agreement evidence the measure of damages that may be sought in any action by Mallinckrodt for breach or specific performance of the terms stated.

                        ************************

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.


                              MALLINCKRODT INC.


                              By:C. R. HOLMAN
                                 ----------------------------
                                 C. R. Holman
                                 Chairman and Chief Executive Officer
ACCEPTED:

BY:ROBERT G. MOUSSA
   ---------------------
   Robert G. Moussa

DATED:  May 21, 1997